EXHIBIT 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5462	July 12, 2005

MEDIA CONTACT:	C. Michael Zabel
(716) 842-2311

M&T BANK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2005.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2005 were $1.69, up 10% from $1.53 in the corresponding period of 2004. GAAP-basis net income in the recently completed quarter totaled $197 million, 7% higher than $184 million in the second quarter of 2004. GAAP-basis net income for 2005’s second quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.46% and 13.73%, respectively, compared with 1.45% and 13.12%, respectively, in the year-earlier quarter.

     For the first two quarters of 2005, GAAP-basis diluted earnings per share were $3.31, up 17% from $2.83 in the similar 2004 period. On the same basis, net income for the first half of 2005 totaled $386 million, 12% higher than $344 million a year earlier. GAAP-basis net income for the six-month period ended June 30, 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.45% and 13.57%, respectively, compared with 1.37% and 12.15%, respectively, in the corresponding 2004 period.

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M&T BANK CORPORATION

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $9 million ($.07 per diluted share) in the recent quarter, compared with $12 million ($.10 per diluted share) in the year-earlier quarter. Similar after tax effect amortization charges for the six-month periods ended June 30, 2005 and 2004 were $18 million ($.15 per diluted share) and $25 million ($.20 per diluted share), respectively. There were no merger-related expenses in either 2005 or 2004.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets, were $1.76 in the recent quarter, a rise of 8% from $1.63 in the second quarter of 2004. Net operating income during 2005’s second quarter grew 5% to $205 million from $196 million in the corresponding 2004 period. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.62% and 29.88%, respectively, in 2005’s second quarter, compared with 1.64% and 30.12% in the second quarter of 2004.

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M&T BANK CORPORATION

     For the six-month period ended June 30, 2005, diluted net operating earnings per share were $3.46, 14% higher than $3.03 in the year-earlier period. Net operating income for the first two quarters of 2005 rose 10% to $405 million from $369 million in the similar 2004 period. For the first half of 2005, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was 1.61% and 29.77%, respectively, compared with 1.56% and 27.95% in the first six months of 2004.

     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
	(in thousands, except per share)
Diluted earnings per share	$1.69	1.53	3.31	2.83
Amortization of core deposit and other intangible assets(1)	.07	.10	.15	.20

Diluted net operating earnings per share	$1.76	1.63	3.46	3.03

Net income	$196,834	184,385	386,124	343,875
Amortization of core deposit and other intangible assets(1)	8,581	11,773	18,426	24,706

Net operating income	$205,415	196,158	404,550	368,581

(1) After any related tax effect

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M&T BANK CORPORATION

     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
	(in millions)
Average assets	$53,935	51,251	53,622	50,583
Goodwill	(2,904)	(2,904)	(2,904)	(2,904)
Core deposit and other intangible assets	(142)	(210)	(150)	(220)
Deferred taxes	42	—	24	—

Average tangible assets	$50,931	48,137	50,592	47,459

Average equity	$5,749	5,654	5,736	5,693
Goodwill	(2,904)	(2,904)	(2,904)	(2,904)
Core deposit and other intangible assets	(142)	(210)	(150)	(220)
Deferred taxes	55	79	58	83

Average tangible equity	$2,758	2,619	2,740	2,652

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income increased 3% to $452 million in the second quarter of 2005 from $438 million in the corresponding 2004 quarter. Average loans outstanding totaled $39.2 billion in the recent quarter, 6% higher than $36.9 billion in the second quarter of 2004. Such growth was attributable to 11% increases in average outstanding balances of commercial and commercial real estate loans. Average consumer loans declined 4% from the year-earlier period, as higher outstanding balances of home equity lines of credit were more than offset by lower automobile loans and leases and planned runoff of other second-mortgage loans. Partially offsetting the favorable impact of higher outstanding loan balances was a narrowing of M&T’s net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets. Net interest margin

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M&T BANK CORPORATION

declined to 3.78% in the recent quarter from 3.92% in the second quarter of 2004. Such decline reflects the impact of rising short-term interest rates over the past twelve months, which resulted in the rates paid on interest-bearing liabilities rising more rapidly than the yields on many earning assets.

     Provision for Credit Losses/Asset Quality. As a percentage of average loans outstanding, net charge-offs in the recent quarter were at their lowest level since 2000. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .14% in 2005’s second quarter, significantly improved from .23% in the year-earlier quarter. In dollar total, net charge-offs were $14 million in the recent quarter, down 35% from $21 million in the second quarter of 2004. Reflecting the reduced level of net charge-offs, as well as improvements in other credit quality indicators, the provision for credit losses in the second quarter of 2005 was $19 million, down from $30 million in the corresponding 2004 quarter. Loans classified as nonperforming totaled $184 million, or .46% of total loans at June 30, 2005, compared with $190 million or .51% a year earlier. Loans past due 90 days or more and accruing interest were $123 million at the recent quarter-end, compared with $135 million a year earlier. Included in those past due loans at June 30, 2005 and 2004 were $99 million and $112 million, respectively, of loans guaranteed by government-related entities. Assets taken in foreclosure of defaulted loans were $8 million at June 30, 2005, compared with $19 million at June 30, 2004.

     Allowance for Credit Losses. The allowance for credit losses totaled $637 million, or 1.60% of total loans, at June 30, 2005, compared with $625 million, or 1.66%, a year earlier. The decline in the allowance as a percentage of loans reflects

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M&T BANK CORPORATION

improvement in various credit factors, including the previously noted decreases in the rate of net loan charge-offs and the level of nonperforming loans. At December 31, 2004, the allowance for credit losses totaled $627 million, or 1.63% of total loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 346%, 328% and 364% at June 30, 2005, June 30, 2004 and December 31, 2004, respectively.

     Noninterest Income and Expense. Noninterest income in the recent quarter totaled $245 million, up 6% from $232 million in the second quarter of 2004. Contributing to the improvement were higher deposit account service charges, trading account and foreign exchange gains, letter of credit and other credit-related fees, and gains on sales of commercial lease equipment and other property.

     Noninterest expense in the second quarter of 2005 totaled $380 million, 7% above $357 million in 2004’s second quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $14 million in 2005 and $19 million in 2004. Exclusive of these nonoperating expenses, noninterest operating expenses were $366 million in the recently completed quarter, up from $338 million in the second quarter of 2004. The most significant contributor to that rise in operating expenses was a $27 million increase in the provision for impairment of capitalized mortgage servicing rights. Reflecting a decrease in the value of such servicing rights that resulted from lower residential mortgage loan interest rates at the end of the recent quarter as compared with three months earlier, a $5 million impairment provision was recorded during the second quarter of 2005. In contrast, a partial reversal of the

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M&T BANK CORPORATION

valuation allowance for capitalized mortgage servicing rights was recorded in last year’s second quarter that lowered operating expenses by $22 million.

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 52.6% in the second quarter of 2005, compared with 50.4% in the year-earlier period.

     Reflecting on M&T’s second quarter results, Rene F. Jones, Senior Vice President and Chief Financial Officer, stated, “M&T’s financial performance during the recent quarter was strong and day-to-day operating results remained consistent with our previous expectations for 2005. Favorable trends have continued regarding the quality of our loan portfolios, including historically low levels of net charge-offs and nonperforming loans as a percentage of loans outstanding. In addition, our focus on controlling operating expenses is paying off, as reflected in our results. In fact, excluding the mortgage servicing rights adjustments, operating expenses in the first half of 2005 were lower than in 2004.”

     Balance Sheet. M&T had total assets of $54.5 billion at June 30, 2005, up from $52.1 billion at June 30, 2004. Loans and leases, net of unearned discount, rose 6% to $39.9 billion at the recent quarter-end, compared with $37.5 billion a year earlier. Deposits totaled $37.3 billion at June 30, 2005, up 7% from $35.0 billion at June 30, 2004. Total stockholders’ equity was $5.8 billion at June 30, 2005, representing 10.71% of total assets, compared with $5.7 billion or 10.86% a year earlier. Common stockholders’ equity per share was $51.20 and $48.21 at June 30,

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M&T BANK CORPORATION

2005 and 2004, respectively. Tangible equity per common share was $25.00 at June 30, 2005, compared with $22.40 at June 30, 2004. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion at each of June 30, 2005 and 2004.

     In December 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 624,000 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $102.21. Through June 30, 2005, M&T had repurchased 2,643,300 shares of its common stock pursuant to such plan at an average cost of $101.73 per share.

     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss second quarter financial results today at 9:00 a.m. Eastern Daylight Saving Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Wednesday, July 13, 2005 by calling 877-519-4471, code 6201040 and 973-341-3080 for international participants. The event will also be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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M&T BANK CORPORATION

     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual

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financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which we do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Six months ended
Amounts in thousands,	June 30			June 30
except per share	2005	2004	Change	2005	2004	Change

Performance

Net income	$196,834	184,385	7%	$386,124	343,875	12%

Per common share:
Basic earnings	$1.73	1.56	11%	$3.38	2.89	17%
Diluted earnings	1.69	1.53	10	3.31	2.83	17
Cash dividends	$.45	.40	13	$.85	.80	6

Common shares outstanding:
Average — diluted (1)	116,422	120,655	-4%	116,801	121,486	-4%
Period end (2)	114,011	117,324	-3	114,011	117,324	-3

Return on (annualized):
Average total assets	1.46%	1.45%		1.45%	1.37%
Average common stockholders’ equity	13.73%	13.12%		13.57%	12.15%

Taxable-equivalent net interest income	$451,765	438,285	3%	$897,940	861,818	4%

Yield on average earning assets	5.70%	5.06%		5.61%	5.08%
Cost of interest-bearing liabilities	2.34%	1.39%		2.20%	1.41%
Net interest spread	3.36%	3.67%		3.41%	3.67%
Contribution of interest-free funds	.42%	.25%		.40%	.25%
Net interest margin	3.78%	3.92%		3.81%	3.92%

Net charge-offs to average total net loans (annualized)	.14%	.23%		.17%	.22%

Net operating results (3)

Net operating income	$205,415	196,158	5%	$404,550	368,581	10%
Diluted net operating earnings per common share	1.76	1.63	8	3.46	3.03	14
Return on (annualized):
Average tangible assets	1.62%	1.64%		1.61%	1.56%
Average tangible common equity	29.88%	30.12%		29.77%	27.95%
Efficiency ratio	52.56%	50.39%		52.10%	53.55%

	At June 30
Loan quality	2005	2004	Change

Nonaccrual loans	$173,403	181,974	-5%
Renegotiated loans	10,649	8,163	30

Total nonperforming loans	$184,052	190,137	-3%

Accruing loans past due 90 days or more	$123,301	134,757	-9%
Nonperforming loans to total net loans	.46%	.51%
Allowance for credit losses to total net loans	1.60%	1.66%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 3.

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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Six months ended
	June 30			June 30
Dollars in thousands	2005	2004	Change	2005	2004	Change

Interest income	$676,518	560,601	21%	$1,314,839	1,106,733	19%
Interest expense	229,016	126,805	81	425,282	253,634	68

Net interest income	447,502	433,796	3	889,557	853,099	4

Provision for credit losses	19,000	30,000	-37	43,000	50,000	-14

Net interest income after provision for credit losses	428,502	403,796	6	846,557	803,099	5

Other income
Mortgage banking revenues	31,274	30,134	4	64,700	58,392	11
Service charges on deposit accounts	92,969	91,104	2	181,322	179,429	1
Trust income	32,745	34,576	-5	66,268	68,162	-3
Brokerage services income	14,179	13,245	7	28,360	27,098	5
Trading account and foreign exchange gains	5,957	3,844	55	10,826	8,967	21
Gain on sales of bank investment securities	30	—	—	246	2,512	—
Other revenues from operations	68,208	59,431	15	127,898	115,925	10

Total other income	245,362	232,334	6	479,620	460,485	4

Other expense
Salaries and employee benefits	204,607	202,647	1	411,217	403,397	2
Equipment and net occupancy	42,608	44,811	-5	86,614	92,183	-6
Printing, postage and supplies	8,411	8,494	-1	17,242	18,386	-6
Amortization of core deposit and other intangible assets	14,055	19,250	-27	30,176	40,398	-25
Other costs of operations	110,760	82,005	35	202,529	192,810	5

Total other expense	380,441	357,207	7	747,778	747,174	—

Income before income taxes	293,423	278,923	5	578,399	516,410	12

Applicable income taxes	96,589	94,538	2	192,275	172,535	11

Net income	$196,834	184,385	7%	$386,124	343,875	12%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	June 30
Dollars in thousands	2005	2004	Change

ASSETS

Cash and due from banks	$1,473,675	1,697,173	-13%

Money-market assets	209,081	167,817	25

Investment securities	8,319,967	8,161,040	2

Loans and leases, net of unearned discount	39,910,964	37,522,401	6

Less: allowance for credit losses	637,345	624,516	2

Net loans and leases	39,273,619	36,897,885	6

Goodwill	2,904,081	2,904,081	—

Core deposit and other intangible assets	135,331	200,433	-32

Other assets	2,166,192	2,066,029	5

Total assets	$54,481,946	52,094,458	5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,681,655	8,204,704	6%

Other deposits at U.S. offices	24,442,455	23,030,317	6

Deposits at foreign office	4,181,722	3,718,490	12

Total deposits	37,305,832	34,953,511	7

Short-term borrowings	4,284,930	4,862,362	-12

Accrued interest and other liabilities	735,500	794,719	-7

Long-term borrowings	6,317,961	5,827,180	8

Total liabilities	48,644,223	46,437,772	5

Stockholders’ equity (1)	5,837,723	5,656,686	3

Total liabilities and stockholders’ equity	$54,481,946	52,094,458	5%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $37.8 million at June 30, 2005 and $15.7 million at June 30, 2004.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Six months ended
	June 30					June 30
Dollars in millions	2005		2004		Change in	2005		2004		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Money-market assets	$109	1.99%	76	.74%	43%	$98	1.72%	81	.87%	22%

Investment securities	8,593	4.41	7,943	4.16	8	8,583	4.36	7,729	4.13	11

Loans and leases, net of unearned discount
Commercial, financial, etc	10,484	5.44	9,464	4.30	11	10,290	5.28	9,282	4.19	11
Real estate — commercial	14,399	6.37	12,962	5.60	11	14,296	6.23	12,742	5.65	12
Real estate — consumer	3,493	6.00	3,218	5.89	9	3,370	5.99	3,151	5.92	7
Consumer	10,853	5.99	11,260	5.46	-4	10,950	5.91	11,199	5.56	-2

Total loans and leases, net	39,229	5.99	36,904	5.26	6	38,906	5.89	36,374	5.29	7

Total earning assets	47,931	5.70	44,923	5.06	7	47,587	5.61	44,184	5.08	8

Goodwill	2,904		2,904		—	2,904		2,904		—

Core deposit and other intangible assets	142		210		-32	150		220		-32

Other assets	2,958		3,214		-8	2,981		3,275		-9

Total assets	$53,935		51,251		5%	$53,622		50,583		6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$401	.54	368	.30	9%	$389	.45	741	.35	-48%
Savings deposits	15,163	.88	15,667	.57	-3	15,123	.82	15,211	.59	-1
Time deposits	8,609	2.99	6,842	2.13	26	8,017	2.84	6,717	2.17	19
Deposits at foreign office	3,850	2.93	2,829	.99	36	4,025	2.68	2,831	.98	42

Total interest-bearing deposits	28,023	1.80	25,706	1.03	9	27,554	1.67	25,500	1.05	8

Short-term borrowings	4,969	2.96	5,141	1.02	-3	5,081	2.73	4,956	1.02	3
Long-term borrowings	6,263	4.25	5,869	3.30	7	6,333	4.08	5,717	3.37	11

Total interest-bearing liabilities	39,255	2.34	36,716	1.39	7	38,968	2.20	36,173	1.41	8

Noninterest-bearing deposits	8,222		7,996		3	8,212		7,780		6

Other liabilities	709		885		-20	706		937		-25

Total liabilities	48,186		45,597		6	47,886		44,890		7

Stockholders’ equity	5,749		5,654		2	5,736		5,693		1

Total liabilities and stockholders’ equity	$53,935		51,251		5%	$53,622		50,583		6%

Net interest spread		3.36		3.67			3.41		3.67
Contribution of interest-free funds		.42		.25			.40		.25
Net interest margin		3.78%		3.92%			3.81%		3.92%

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